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                                                                    EXHIBIT 99.8

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase dated
  November 15, 1996 and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of
     Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Dean Witter Reynolds Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF

                                  MEDEX, INC.
                                       AT

                              $23.50 NET PER SHARE
                                       BY

                                   FCY, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                 FURON COMPANY

     FCY, Inc. ("Purchaser"), an Ohio corporation and a wholly owned subsidiary of Furon Company, a corporation organized under the laws of California ("Parent"), is offering to purchase all outstanding common shares of, par value $.01 per share (the "Shares"), of Medex, Inc., an Ohio corporation (the "Company"), at a price of $23.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 15, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 16, 1996, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 1996 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger") but not earlier than January 2, 1997. The Company will continue as the surviving corporation after the Merger. At the effective time of the Merger, each outstanding Share (except for Shares owned by Parent or any subsidiary of Parent, Shares held in the treasury of the Company or any subsidiary thereof and Shares held by shareholders properly exercising their appraisal rights under the Ohio General Corporation Law) will be converted into the right to receive $23.50 per Share (or any higher price per Share paid for Shares pursuant to the Offer), without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER, THE MERGER AGREEMENT AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SUCH SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 3,729,961 SHARES (REPRESENTING 60% OF THE OUTSTANDING SHARES AT NOVEMBER 12,
1996). The Offer is also conditioned on other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.
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     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser regardless of any extension of the Offer or any delay in making such payment.

     Except as otherwise provided below or in Section 4 of the Offer to Purchase, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below and in Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after JANUARY 14, 1997 or at such later time as may apply if the Offer is extended. The term "Expiration Date" means 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 16, 1996, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the date and time at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the nonsatisfaction of any of the conditions specified in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary, followed as promptly as practicable by public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of tendering shareholders to withdraw such shareholder's Shares.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares (the "Share Certificates") to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be tendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Bidder in its sole discretion, whose determination will be final and binding.

     Subject to the applicable rules and regulation of the Securities and Exchange Commission and the terms of the Merger Agreement, the Bidder expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks and trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
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     Questions and requests for assistance or for copies of the Offer to
Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010

                 Banks and Brokers Call Collect (212) 929-5500
                               Fax (212) 929-0308
                    All Others Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                                     [LOGO]
                       TWO WORLD TRADE CENTER, 65TH FLOOR
                               NEW YORK, NY 10048
                                 (212) 392-9000

November 15, 1996